Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
HYDRIL COMPANY,
TENARIS S.A.
and
HOKKAIDO ACQUISITION, INC.
Dated as of February 11, 2007

TABLE OF CONTENTS

Page
ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger	1
1.2. Closing	2
1.3. Effective Time	2

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation	2
2.2. The Bylaws	2

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors	3
3.2. Officers	3

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1. Effect on Capital Stock	3
4.2. Exchange of Certificates	4
4.3. Treatment of Stock Plans	6
4.4. Adjustments to Prevent Dilution	7

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company	8
5.2. Representations and Warranties of Parent and Merger Sub	28

ARTICLE VI

Covenants

6.1. Interim Operations	30
6.2. Acquisition Proposals	34

-i-

-ii-

Page
9.12. Interpretation; Construction	54
9.13. Assignment	55

Annex A Defined Terms	A-1

-iii-

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 11, 2007, among Hydril Company, a Delaware corporation (the “Company”), Tenaris S.A., a corporation organized under the laws of Luxembourg (“Parent”), and Hokkaido Acquisition, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement with Parent (the “Voting Agreement”), pursuant to which such stockholders have agreed, among other things, to vote in favor of the approval of this Agreement; and
          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
The Merger; Closing; Effective Time
          1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.

The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).
          1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.
          1.3. Effective Time. On the Closing Date, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).
ARTICLE II
Certificate of Incorporation and Bylaws
of the Surviving Corporation
          2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)), except that Article Fourth of the Charter shall be amended to read in its entirety as follows: “The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.50 per share.” Notwithstanding the foregoing, until the sixth anniversary of the Effective Time, the Charter shall include provisions substantially identical to Article Seventh of the certificate of incorporation of the Company as in effect immediately prior to the Effective Time except for modifications thereof that are not adverse to the rights as of the Closing Date of beneficiaries of such provisions.
          2.2. The Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III
Directors and Officers
of the Surviving Corporation
          3.1. Directors. The board of directors of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws. The Company shall, if requested by Parent, deliver resignations of directors of the Company, effective as of the Effective Time.
          3.2. Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
ARTICLE IV
Effect of the Merger on Capital Stock;
Exchange of Certificates
          4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:
          (a) Merger Consideration. Each share of the Common Stock, par value $0.50 per share, of the Company (the “Common Stock”) and each share of the Class B Common Stock, par value $0.50 per share, of the Company (the “Class B Common Stock”) (each such share of Common Stock or Class B Common Stock, together with the associated Rights (as defined in Section 5.1(b)(i)), a “Share” and all Shares and Rights, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn or lost appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $97.00 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration multiplied by the number of Shares represented by such Certificate, without interest, and each Certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f).
          (b) Cancellation of Shares. Each Excluded Share referred to in Section 4.1(a)(i) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist and each Excluded Share referred to in Section 4.1(a)(ii) shall be converted into the right to receive the payment to which reference is made in Section 4.2(f).
          (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.50 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.50 per share, of the Surviving Corporation.
          4.2. Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Citibank N.A. or another paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount such that at the Effective Time there shall be immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(d).
          (b) Exchange Procedures. Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
          (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person (as defined below) shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.
          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings as provided in

Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
          (f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
          (g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company Restricted Shares or Company Awards (each as defined below) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 5.1(h)(ii)), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares, Company Options, Company Restricted Shares or Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
          4.3. Treatment of Stock Plans.
          (a) Treatment of Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)(i)), vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment as provided in Section 4.2(g).
          (b) Treatment of Restricted Shares. At the Effective Time, each outstanding award of restricted Shares under the Stock Plans that has not vested

(collectively, “Company Restricted Shares”) shall, immediately prior to the Effective Time, become fully vested and without further restrictions with respect to ownership rights thereto, thereby causing all Company Restricted Shares to become Shares that are each converted into the right to receive the Per Share Merger Consideration as provided in Section 4.1, less applicable Taxes required to be withheld with respect to such payment as provided in Section 4.2(g).
          (c) Treatment of Company Awards. Except as set forth in Section 4.3(c) of the Company Disclosure Letter, at the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that, in each case, may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans (as defined in Section 5.1(h)(i)), including all deferred share units and restricted stock units disclosed in Section 5.1(b)(i) in the Company Disclosure Letter other than Company Options and Company Restricted Shares (the “Company Awards”), vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive an amount in cash which, at the Effective Time, shall be equal to (x) the number of Shares, or benefit measured by the value of the Shares, subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment as provided in Section 4.2(g).
          (d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a), 4.3(b) and 4.3(c). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company Restricted Shares or Company Awards.
          4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V
Representations and Warranties
          5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports filed with the SEC on or after March 1, 2006 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward looking statements to the extent that they are cautionary, predictive or forward-looking in nature) and the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:
          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (as defined below) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ (as defined below) certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof, and each as so made available is in full force and effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a Material Adverse Effect:

          (A) changes in the economy or financial markets generally in the United States or other countries in which the Company and its Subsidiaries conduct material operations;
          (B) changes that are the result of factors generally affecting the principal industries and geographic areas in which the Company and its Subsidiaries operate;
          (C) changes in GAAP (as defined in Section 5.1(e)(iv)) or interpretation thereof after the date hereof;
          (D) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;
          (E) a decline in the price of the Company’s Common Stock on the Nasdaq Stock Market (“Nasdaq”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect;
          (F) the announcement of the execution of this Agreement or the performance of obligations under this Agreement, including any loss or threatened loss of, or adverse effect on, any customers, joint venture partners, distributors, suppliers or employees of the Company or any of its Subsidiaries to the extent that it is caused by or results from such announcement or performance;
          (G) the suspension in trading generally on Nasdaq;
          (H) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving any geographic region in which the Company or any of its Subsidiaries operates;
          (I) changes in any applicable Law, rule or regulation or the application thereof, including the effects of any duties on products of the type manufactured by the Company and its Subsidiaries or windfall profits Tax;
          (J) changes in the price of oil and natural gas or the number of active drilling rigs operating involving the geographic areas in which the Company and its Subsidiaries operate; and
          (K) changes in the price of raw materials, including steel, of the type and grade customarily purchased by the Company and its Subsidiaries;

provided, further, that effects caused by or resulting from any of the circumstances or developments described in clauses (A), (B), (J) and (K) shall be disregarded only to the extent that such circumstances or developments do not disproportionately adversely affect the Company and its Subsidiaries compared to other similarly situated companies (by size or otherwise) operating in the principal industries and geographic areas in which the Company and its Subsidiaries operate, and to the extent that such circumstances or developments do disproportionately adversely affect the Company and its Subsidiaries compared to such other companies, then the resulting effects shall be taken into account in determining whether there has been a Material Adverse Effect, but only to the extent by which such circumstances or developments disproportionately affect the Company and its Subsidiaries.
     (b) Capital Structure.
     (i) The authorized capital stock of the Company consists of (A) 75,000,000 shares of Common Stock, of which 18,218,963 shares were outstanding as of the close of business on February 8, 2007, (B) 32,000,000 shares of Class B Common Stock, of which 2,929,220 shares were outstanding as of the close of business on February 8, 2007, and (C) 10,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 707,122 Shares subject to issuance under the Company’s 2000 Incentive Plan and the Company’s 2005 Incentive Plan (the “Stock Plans”), as of the date of this Agreement the Company has no Shares subject to issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, deferred share units, restricted stock, restricted stock units, stock appreciation rights and any other rights with respect to the Shares under the Stock Plans, including the date of grant, term, number of Shares, the number of such rights that are unvested on the date hereof and, where applicable, exercise price. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a wholly owned Subsidiary of the Company (other than director’s qualifying shares or similar interests), free and clear of any Encumbrance (as defined in Section 5.1(k)(iii)). Except as set forth above, and except for the Rights (the “Rights”) attached to each issued and outstanding Share and distributed pursuant to the Rights Agreement, dated as of April 9, 2002 between the Company and Mellon Investor Services, LLC, as Rights Agent (the “Rights Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrances. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
     (ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (other than director’s qualifying shares or similar interests), and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
     (iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to (or, to the extent specified in an award authorization, later than) the date on which the Company’s board of directors or compensation committee actually awarded such Company Option or the date of automatic awards thereof under a Stock Plan and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively.
     (c) Corporate Authority; Approval and Fairness.
     (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject only to adoption of this Agreement by the holders of Shares carrying a majority of the votes entitled to be cast by holders of the outstanding Shares (the “Company Requisite Vote”) at a stockholders’ meeting duly called and held for such purpose, perform its obligations under this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
     (ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Credit Suisse Securities (USA) LLC, to the effect that, as of the date of such opinion, the Per Share Merger Consideration to be received by the holders of the Shares (other than Parent and its Subsidiaries and other than any holder that is a party to a Voting Agreement) in the Merger is fair from a financial point of view to such holders. The board of directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.
     (d) Governmental Filings; No Violations; Certain Contracts.
     (i) Other than such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the DGCL, (C) state securities laws and (D) the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
     (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of an Encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).
     (iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that limits the ability of the Company or its Subsidiaries to engage in any of their currently conducted business or the manner or locations in which any of them may so engage in any such business if such limitations, individually or in the aggregate, would have a material impact on the Company and its Significant Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that, after giving effect to the Merger, would limit the ability of Parent or any of its Subsidiaries to engage in any of their currently conducted business (as described in Parent’s most recent report on Form 20-F and in Maverick Tube Corporation’s last Annual Report on Form 10-K, each filed prior to the date of this Agreement) or the locations in which any of them may so engage in any such business (other than such limitations, individually or in the aggregate, that would have an immaterial impact on Parent and its Significant Subsidiaries, taken as a whole).
     (iv) All products manufactured by the Company and its Subsidiaries have been manufactured in compliance in all material respects with applicable contract specifications, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (v) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).
     (e) Company Reports; Financial Statements.
     (i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act) since December 31, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not (other than with respect to any information provided by Parent or Merger Sub), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
     (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.
     (iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date and prior to the date of this Agreement, there have been no disclosures, communications, complaints or concerns of the type described in Section 6.1(d). To the Knowledge of the Company (as defined below), since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules. As used in this Agreement, the term “Knowledge of the Company” means the actual knowledge of any of the five individuals named as executive officers in the Company’s 2006 proxy statement and Michael Danford.
     (iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated results of operations, and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
          (f) Absence of Certain Changes. Since December 31, 2005 through the date hereof, except as disclosed in filings by the Company with the SEC after December 31, 2005 and prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses and there has not been:
     (i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or, to the Knowledge of the Company, any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2005) which change, circumstance, occurrence or development, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect;
     (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;
     (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;
     (iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;
     (v) (A) any material increase in the compensation payable or to become payable to its officers or employees or (B) any establishment, adoption, entry into or material amendment of any material collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws or in the case of increases or amendments that do not benefit directors or officers of the Company or any of its Significant Subsidiaries, in the ordinary course of business; or

     (vi) any agreement to do any of the foregoing.
          (g) Litigation and Liabilities. There are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (B) obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or to the Knowledge of the Company any other facts or circumstances that in the case of (A) and (B) could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any Environmental Law (as defined in Section 5.1(m)) or environmental and occupational safety and health matters, except for those set forth in the Company’s consolidated balance sheet for the year ended December 31, 2005 or for the quarter ended September 30, 2006 included in the Company Reports (or in the notes thereto) filed prior to the date hereof, and those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
          (h) Employee Benefits.
     (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”) are listed on Section 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

     (ii) All Benefit Plans, other than Non-U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.
     (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (a “Multiemployer Plan”) (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.
     (iv) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
     (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year. The withdrawal liability of the Company and its subsidiaries under each Benefit Plan which is a Multiemployer Plan to which the Company, any of its subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a “complete withdrawal”, within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed zero.
     (vi) As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
     (vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
     (viii) All Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All material Non-U.S. Benefit Plans are listed on Section 5.1(h)(viii) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed on Section 5.1(h)(viii) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.
          (i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or, as of the date hereof, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or, as of the date hereof, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as currently conducted, except those the failure to comply with or absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or, as of the date hereof, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
          (j) Material Contracts and Government Contracts.
     (i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:
          (A) any lease of real or personal property providing for annual rentals of $3 million or more;
          (B) other than Contracts relating to the purchase of raw materials or the sale of products, in either case in the ordinary course of business or, in the case of contracts in the Company’s Premium Connection Segment, with a term of not more than 180 days, any Contract that is reasonably expected to require either (x) annual payments to or from the Company and its Subsidiaries of more than $10 million or (y) aggregate payments to or from the Company and its Subsidiaries of more than $20 million;
          (C) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $3 million without regard to percentage voting or economic interest;
          (D) any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to extensions of credit, indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5 million;
          (E) except as set forth or incorporated by reference in the Company Reports filed prior to the date hereof, any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
          (F) any Contract that (x) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the

Effective Time, Parent or its Subsidiaries; (y) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (z) prohibits or limits the right of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property (as defined in Section 5.1(p)(v)) rights;
          (G) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of any Person;
          (H) except as set forth or incorporated by reference in the Company Reports filed prior to the date hereof, any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;
          (I) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person in connection with the sale by the Company or any of its Subsidiaries of a business or product line;
          (J) other than Contracts relating to the purchase or sale of raw materials or the sale of products, in either case in the ordinary course of business, any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million; and
          (K) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (the Contracts described in clauses (A) – (K), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).
     (ii) A true and complete copy of each Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Contract.
     (iii) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to, or bound by, any Contract with any Governmental Entity other than any government-owned exploration and production, pipeline transmission, utility or other energy entity (“Government Contract”).

          (k) Real Property.
     (i) Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.
     (ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date hereof, materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.
     (iii) For purposes of this Agreement, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific asset to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted.
          (l) Takeover Statutes, Registrations and Provisions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the transactions contemplated by this Agreement.

          (m) Environmental Matters. Except for such matters that, alone or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect and except as set forth in the Company Disclosure Letter: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in quantities or circumstances that could reasonably be expected to require any Response Actions or reporting obligation or result in liability of the Company or any of its Subsidiaries pursuant to any applicable Environmental Law; (iii) to the Knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in quantities or circumstances that could reasonably be expected to require any Response Actions or reporting obligation or result in liability of the Company or any of its Subsidiaries pursuant to any Environmental Law; (iv) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third-party property; (v) neither the Company nor any of its Subsidiaries received any unresolved written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other written directive or agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) to the Knowledge of the Company, none of the properties contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls other than those that have been maintained at all times in compliance with all applicable Environmental Laws; (viii) neither the Company nor any Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substance other than in compliance with all applicable Environmental Laws; (ix) to the Knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (x) the Company has made available to Parent copies of all material environmental reports, studies, assessments, sampling data and other environmental documents in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations.
          As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, judicial or administrative opinion having a binding effect or common law standard of conduct relating to (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

          As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law due to hazardous or toxic properties; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint polychlorinated biphenyls, radioactive material or radon; and (C) any other substance for which liability or standards of care or exposure are imposed due to hazardous or toxic properties. As used herein, the term “Response Action” means any action required by Environmental Laws to (A) clean up, remove, contain, treat or in any other way remediate Hazardous Substances or (B) perform required pre-remedial studies and investigations and/or post remedial monitoring.
          (n) Taxes. (i) The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them, (ii) all such filed Tax Returns were, when filed, complete and accurate in all material respects, and (iii) the Company and each of its Subsidiaries have, except to the extent being contested in good faith, paid all material Taxes (as defined below) that are due and required to be paid by any of them (including material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party). The Company and its Subsidiaries have not waived in writing any statute of limitations with respect to Taxes material to the Company and its Subsidiaries or agreed in writing to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is in effect as of the date of this Agreement. As of the date hereof, none of the Company or any of its Subsidiaries has made any disclosure to the Internal Revenue Service as a party to a “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulation promulgated under the Code. As of the date hereof, there are no material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company or any of its Subsidiaries that are pending. There are not, to the Knowledge of the Company, any unresolved written claims by a Taxing authority concerning the Company’s or any of its Subsidiaries’ Tax liability, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or that are disclosed or provided for in the Company Reports.
          As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes” and “Taxing”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened any material labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.
          (p) Intellectual Property.
     (i) To the Knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their respective businesses as currently conducted, and to the Knowledge of the Company, such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, the Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially adversely affecting the use thereof by the Company or its Subsidiaries or their respective rights thereto, except as would not have a Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the three (3) year period immediately preceding the date of this Agreement.
     (ii) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets (as defined below) that are owned by the Company and its Subsidiaries, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to non-disclosure and/or license agreements which, to the Knowledge of the Company, have not been breached. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets disclosed to the Company or its Subsidiaries pursuant to written confidentiality agreements, and, to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person in violation of such agreements.
     (iii) Except for such licenses or other rights which would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has granted any licenses or other rights to third parties which are in effect to use Intellectual Property owned by the Company or its Subsidiaries other than in the ordinary course of business pursuant to standard terms which have been made available to Parent in the course of due diligence.
     (iv) The IT Assets (as defined below) operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted. To the Knowledge of the Company, within the last three (3) year period immediately preceding the date of this Agreement, no person has gained unauthorized access to the IT Assets which would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.
     (v) For purposes of this Agreement, the following terms have the following meanings:
          “Intellectual Property” means all (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, customer lists and supplier lists, including any such information embedded in reports, drawings, prototypes, models, designs or specifications (collectively, “Trade Secrets”); (D) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, software, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.
          “IT Assets means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the

Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).
          (q) Insurance. All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.
          (r) Rights Agreement. The board of directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.
          (s) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Credit Suisse Securities (USA) LLC and USBX Advisory Services, LLC as its financial advisors. The Company’s fee arrangements with each such firm has been disclosed to Parent prior to the execution and delivery of this Agreement.
          5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:
          (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this

Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of Parent and Merger Sub, each as in effect on the date of this Agreement.
          (b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement to consummate the Merger. Parent, as sole stockholder of Merger Sub, has adopted this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (c) Governmental Filings; No Violations; Etc.
     (i) Other than filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the DGCL, (B) state securities laws and (C) the HSR Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of any Encumbrance, charge, pledge, security interest or claim on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
          (d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.
          (e) Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and the cash value of all Company Options, Company Restricted Shares and Company Awards.
          (f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.50 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
ARTICLE VI
Covenants
          6.1. Interim Operations.
          (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required or expressly contemplated by this Agreement, (B) as reasonably responsive to a requirement of applicable Law or any Governmental Entity, (C) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (D) except with respect to clause (xvii), as to which this clause (D) will not apply, as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:
     (i) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;
     (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements with similar effect on the Company’s or any of its Subsidiaries’ assets, operations or businesses;
     (iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $4 million, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;
     (iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary and other than shares issuable in accordance with existing rights under the Stock Plans), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;
     (v) create or incur any Encumbrance on any material assets of the Company or any of its Subsidiaries;
     (vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);
     (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

     (viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;
     (ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (x) not to exceed $35 million in the aggregate or (y) in replacement of existing indebtedness for borrowed money, (B) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (C) interest rate swaps in respect of newly incurred indebtedness on customary commercial terms consistent with past practice;
     (x) make or commit to make any capital expenditure in excess of (A) $15 million in the aggregate during any calendar quarter or (B) $38 million in any calendar year;
     (xi) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;
     (xii) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or interpretations thereof;
     (xiii) settle any proceedings before a Governmental Entity or any claim, dispute, litigation or arbitration for an amount in excess of $2 million individually (or $10 million in the aggregate);
     (xiv) amend or modify in any material respect or terminate any Material Contract, or cancel or modify in any material respect or waive any debts or claims held by it or waive any rights having in each case a value in excess of $2 million individually (or $10 million in the aggregate);
     (xv) make any material Tax election, settle any Tax claim or change any method of Tax accounting in excess of $3 million individually or $10 million in the aggregate;
     (xvi) transfer, sell, suffer an Encumbrance, or lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided or products sold in the ordinary course of business and sales of obsolete assets not constituting a product line or business and except for sales, leases, licenses or other dispositions of assets not constituting a product line or business with a fair market value not in excess of

$10 million in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;
     (xvii) (A) license, assign, encumber, convey, transfer or otherwise dispose of any Intellectual Property (an “IP Transfer”) pursuant to any existing Contract or understanding, or offer to enter into or enter into any new Contract or understanding relating to or providing for an IP Transfer, other than (except with respect to Joint Ventures) any IP Transfer in the ordinary course of business consistent with prior practice;
          (B) offer to enter into or enter into any Contract or understanding relating to any joint venture, partnership or similar business arrangement involving or affecting Intellectual Property (a “Joint Venture”), or offer to enter into or enter into any amendment to any such existing Contract or understanding; or
          (C) take or omit to take any other action in respect to any existing Joint Venture, other than in connection with sales of products in the ordinary course of business consistent with past practice, provided that nothing in this clause (xvii) shall require the Company to take any action or omit to take any action to the extent such action or omission would reasonably constitute, based on the facts and circumstances then in effect, a default under any Contract in effect, or price quote for sales of products outstanding, as of the date of this Agreement or entered into in compliance with this Section 6.1(a)(xvii), and provided, further, that the Company shall consult with Parent pursuant to Section 6.1(c) prior to taking any action or omitting to take any action by virtue of the preceding proviso;
     (xviii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (B) increase the levels of compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers, (C) establish, adopt, amend (except for amendments which do not increase costs to the Company) or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any

Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;
     (xix) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or
     (xx) agree, authorize or commit to do any of the foregoing.
          (b) Prior to making any material written communications to the employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider Parent’s comments in good faith.
          (c) The Company shall confer and consult with representatives of Parent with respect to operational and financial matters of a material nature. Each of the Company and Parent shall designate an officer as its representative for purposes of such consultation. Any such consultation shall be conducted in accordance with any requirements of applicable Law.
          (d) The Company will furnish to Parent, promptly following the making thereof, (i) any written disclosure (or, in the case of oral disclosures, a summary thereof) of the type referred to in the fourth sentence of Section 5.1(e)(iii), (ii) any communication made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board regarding significant deficiencies in the Company’s internal controls over financial reporting, and (iii) any material complaints or concerns relating to other matters made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.
          6.2. Acquisition Proposals.
          (a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, after the execution and delivery of this Agreement, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

     (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or
     (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or
     (iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.
          Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in any material respect to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7); it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to such party; or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any action described in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably expected to result in a Superior Proposal.
          (b) Definitions. For purposes of this Agreement:
          “Acquisition Proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Significant Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.
          “Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving 75% or more of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment, after consultation with its financial advisor, is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to holders of the shares of Common Stock and holders of the shares of Class B Common Stock, from a financial point of view, than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).
          (c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee thereof shall not:
     (i) withhold, withdraw or materially modify (or publicly propose or resolve to withhold, withdraw or materially modify), in a manner adverse to Parent, the Company Recommendation (it being understood that publicly taking a neutral position or no position (if required by applicable law to take a position) with respect to an Acquisition Proposal at any time beyond ten (10) business days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or
     (ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or knowingly facilitated in breach of this Agreement, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that such action is necessary in order for the board of directors to comply with the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of written notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company’s board of directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice.

          (d) Certain Permitted Disclosure. Nothing contained in Section 6.2(a) or (c) shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if any such disclosure constitutes a withholding, withdrawal or materially adverse modification of the Company Recommendation, Parent shall have the right to terminate this Agreement as set forth in Section 8.5(b).
          (e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the parties referred to in the first sentence of this Section 6.2(e) of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement and, if any such party has heretofore executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal, request that such party return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.
          (f) Notice. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the Person making the proposal or offer) and thereafter shall keep Parent reasonably informed, on a current basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.
          6.3. Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.4. Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws and subject to the fiduciary duties of its board of directors, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders to consider and vote upon the adoption of this Agreement. Subject to Section 6.2(a) and (c) hereof, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement.
          6.5. Filings; Other Actions; Notification. (a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
          (b) Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees, with respect to the actions described in clause (iii) below, to take such actions, and, otherwise, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including but not limited to: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Entity vacated or reversed, (iii) in the case of Parent, promptly, if required by any Governmental Entity in order to consummate the transactions contemplated hereby, taking all steps and making all undertakings to secure antitrust clearance (including, subject to the proviso below, steps to effect the sale or other disposition of particular properties of the Company and its Subsidiaries and to hold separate such properties pending such sale or other disposition), (iv) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by this

Agreement, in each case regarding any of the transactions contemplated hereby, (v) permitting the other party to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party), (vi) obtaining of all necessary consents, approvals or waivers from third parties, and (vii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that (A) nothing in this Agreement shall require Parent or its Subsidiaries to agree to any non-trivial disposition of or change in or limitation on their assets or business in the United States or agree to any non-trivial disposition of or change in or limitation on the assets or business of the Company or its Subsidiaries in the United States, in either case in order to effect the termination or expiration of the waiting period under the HSR Act or in order to avoid any enforcement action pursuant to the antitrust or competition laws of the United States of America, and (B) the Company and its Subsidiaries shall obtain the prior written consent of Parent before taking or agreeing to take or refrain from taking any action in connection with any matter within the scope of this Section 6.5(b).
          (c) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
          (d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger.
          6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries in a manner that is reasonably expected to result in the loss of such privilege. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.
          6.7. Dequotation. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the dequotation by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
          6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.
          6.9. Employee Benefits.
          (a) During the period from the Effective Time through December 31, 2008, Parent shall provide each employee of the Company and its Subsidiaries who remains employed with the Company or Parent with base salary, medical and 401k/pension plan type benefits having an aggregate value equal to the aggregate base salary, medical and 401k/pension plan benefits provided to the employee as of the Effective Time. Parent shall cause its pension and welfare benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility and vesting thereunder, service by employees of the Company and its Subsidiaries as if such service were with Parent to the same extent that such service was credited under a comparable plan of the Company. For purposes of each Parent employee benefit plan providing medical, dental, prescription drug, vision, life insurance or disability benefits to any employee of the Company or its Subsidiaries, Parent shall cause its employee benefit plans to (i) waive all pre-existing condition exclusions of its employee benefit plans with respect to such employees and their dependents to the same extent such exclusions were waived under a comparable plan of the Company and (ii) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employees and their covered dependents under the applicable employee benefit plan of the Parent.
          (b) If requested by Parent in writing, the Company shall cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time; provided that if the Company 401(k) Plan is terminated, Company Employees will be provided replacement 401(k) plan benefits pursuant to Section 6.9(a) above.
          (c) The Company’s severance policy will remain in effect without reduction in coverage or benefit levels until December 31, 2008 for the benefit of those individuals employed by the Company at the Effective Time.
          (d) The Company shall continue its manufacturing incentive plan in respect of 2007 and pay out bonuses based on 2007 actual performance. The Company shall establish a manufacturing incentive plan for 2008 based on terms and conditions set by Parent in its sole discretion. The Company 2007 Management Incentive Plan for employees other than manufacturing employees which is to be established by the Company prior to the Effective Time may be modified or terminated by Parent after the Effective Time but amounts properly accrued under GAAP for the benefit of participants therein up to the Effective Time must be used to pay annual incentive payments to participants in the 2007 Management Incentive Plan for 2007 and the Company will maintain an incentive plan for these employees for 2007. The Company shall establish an annual incentive plan for 2008 for employees other than manufacturing employees based on terms and conditions set by Parent in its sole discretion.
          (e) Notwithstanding the foregoing, nothing contained in this Section 6.9 shall (i) be treated as an amendment of any particular Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular Benefit Plan or (B) retain the employment of any particular employee.
          (f) The Parent will honor the agreements set forth in Schedule 6.9 of the Company Disclosure Letter.
          6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
          6.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, and shall itself honor as if it were the Surviving Corporation, all rights to indemnification

(including rights relating to advancement of expenses) or exculpation existing in favor of each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), with respect to any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances in the event of a non-appealable determination of a court of competent jurisdiction that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware law and the Company’s certificate of incorporation and bylaws shall be made by independent counsel jointly selected by the Surviving Corporation and the Indemnified Party.
          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
          (c) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and executive officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively the “Tail Insurance”), for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance company or companies with the same or better credit rating from AM Best Company as the Company’s current insurance companies on its existing directors’ and officers’ insurance policies and fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable as such existing policies, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty, or any matter claimed against a director or officer of the Company solely by reason of their serving in such capacity, that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.11(c) of the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain such policies and, pending the effectiveness of such policies, continue to maintain in effect for a period of at least six years from and after the Effective Time the Tail Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable Tail Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
          (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

          (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
          (f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.
          6.12. Other Actions by the Company.
          (a) Rights. Prior to the Effective Time, the board of directors of the Company shall take all necessary action so that Parent and Merger Sub shall not be deemed an “Acquiring Person” under the Rights Agreement and none of a “Flip-Over Event”, a “Distribution Date” or a “Stock Acquisition Date” shall be deemed to have occurred under the Rights Agreement as a result of entering into this Agreement or the consummation of the Merger of the other transactions contemplated hereby and the Rights will have not separated from the Common Stock or Class B Common Stock or become exercisable.
          (b) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
          6.13. Conduct of Business of Merger Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.
ARTICLE VII
Conditions
          7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote.
          (b) Regulatory Consents.

     (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.
     (ii) Other than the filing pursuant to Section 1.3 and Section 7.1(b)(i), all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub (“Governmental Consents”) shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their Representatives would be subject to the risk of criminal sanctions.
          (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).
          7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(i) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) (Capital Structure), Section 5.1(c) (Corporate Authority), the second sentence of Section 5.1(d)(iii) (Certain Contracts), Section 5.1(l) (Takeover Statutes) and Section 5.1(r) (Rights Agreement) hereof, which must be true and correct in all material respects) are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.
          (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably expected to have, a Material Adverse Effect.
          7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
ARTICLE VIII
Termination
          8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

          8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by August 15, 2007, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”), (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting (or, in the case of any adjournment or postponement thereof, the latest such adjournment or postponement) or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company), provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.
          8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned:
          (a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company is not in material breach of any of the terms of Section 6.2, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and (iv) the Company concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification changes and (z) during such three day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or
          (b) whether before or after approval of the stockholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days (or such longer period, not to exceed an additional 30 days, if reasonably required to cure such breach) after written notice thereof is given by the Company to Parent.
          8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (c) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the stockholders of the Company tender their Shares in such tender or exchange offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days (or such longer period, not to exceed an additional 30 days, if reasonably required to cure such breach) after written notice thereof is given by Parent to the Company.
          8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.
          (b) In the event that:
     (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries prior to the date of termination of this Agreement and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the date of termination and this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b),
     (ii) this Agreement is terminated (A) by Parent pursuant to (1) Section 8.4(d) as a result of an intentional breach of covenant by the Company, or (2) Section 8.4(b), or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of termination, any event giving rise to Parent’s right to terminate under either (1) Section 8.4(d) as a result of an intentional breach of covenant by the Company, or (2) Section 8.4(b) shall have occurred,
     (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), or
     (iv) this Agreement is terminated by Parent pursuant to clause (a) or (c) of Section 8.4, then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $77,000,000 of transaction value (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3(a) and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) or (ii) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof), provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates.
          (c) In the event that this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.2(a) and as of the date of termination the condition set forth in Section 7.1(b)(i) has not been satisfied (or the condition set forth in Section 7.1(c) has not been satisfied as the result of an Order issued to enforce any antitrust or competition law of the United States of America) and all other conditions to closing have been, or are readily capable of being, satisfied or (ii) Section 8.2(c) as a result of an Order issued to enforce antitrust or competition Law of the United States of America, then Parent shall promptly, but in no event later than two days after the date of such termination, pay the Company a termination fee equal to $112,800,000 of transaction value.
          (d) The Company and Parent acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, the other party commences a suit that results in a judgment for the fee set forth in this Section 8.5 or any portion of such fee, the party that failed to make a required payment shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that a termination fee becomes payable and is paid pursuant to Section 8.5(b) or 8.5(c) the termination fee shall be the receiving party’s sole and exclusive remedy under this Agreement.
ARTICLE IX
Miscellaneous and General
          9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
          9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.
          9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.
          9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE

WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Parent has appointed Tenaris Global Services (USA) Corp. as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby or thereby. Parent represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to Parent shall be deemed, in every respect, effective service of process upon Parent.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
          9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
If to Parent or Merger Sub:
Tenaris S.A.
Leandro N. Alem 1067, piso 28
Buenos Aires, Argentina
Attention: Mr. Carlos Condorelli
fax: +54 (11) 4018-2082
(with copies to
Sergio J. Galvis
Matthew G. Hurd
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
fax: (212) 558-3588
     and
Cristian Mitrani
Diego Parise
Bruchou, Fernández Madero, Lombardi & Mitrani
Ing. Enrique Butty 275, C1001AFA,
Buenos Aires, Argentina
fax: +54 (11) 5288-2301)

If to the Company:
Hydril Company
3300 North Sam Houston Parkway East
Houston, TX 77032-3411
Attention:
fax:
(with copies to:
J. David Kirkland Jr.
Darrell W. Taylor
Baker Botts LLP
One Shell Plaza
Houston, Texas 77002
fax: (713) 229-7701
     and
Charles K. Ruck
Latham & Watkins LLP
650 Town Center Drive
Costa Mesa, California 92626
fax: (714) 755-8290)
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
          9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Voting Agreement and the Confidentiality Agreement, dated February 4, 2007, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
          9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
          9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
          9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.
          9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          (c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.
          9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to Effective Time Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Hydril Company
By	/s/ Christopher T. Seaver
	Name:	Christopher T. Seaver
	Title:	President

Tenaris S.A.
By	/s/ German Cura
	Name:	German Cura
	Title:	Attorney in fact

By	/s/ Ricardo Soler
	Name:	Ricardo Soler
	Title:	Attorney in fact

Hokkadio Acquisition, Inc.
By	/s/ German Cura
	Name:	German Cura
	Title:	President

ANNEX A
DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Authorized Agent	9.5
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Class B Common Stock	4.1(a)
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Common Stock	4.1(a)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Disclosure Letter	5.1
Company Labor Agreements	5.1(o)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Contract	5.1(d)(ii)
Costs	6.11(a)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iii)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(a)

A-1

Terms	Section

Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
GAAP	5.1(e)(iv)
Government Contract	5.1(j)(iii)
Governmental Consents	7.1(b)(ii)
Governmental Entity	5.1(d)(i)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(v)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(v)
Knowledge of the Company	5.1(e)(iii)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)(K)
Merger	Recitals
Merger Sub	Preamble
Nasdaq	5.1(a)(E)
Non-U.S. Benefit Plans	5.1(h)(i)
Order	7.1(c)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3
Representatives	6.2(a)
Rights	5.1(b)(i)
Rights Agreement	5.1(b)(i)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)

A-2

Terms	Section

Superior Proposal	6.2(b)
Surviving Corporation	1.1
Tail Insurance	6.11(c)
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(v)
U.S. Benefit Plans	5.1(h)(ii)
Voting Agreement	Recitals

A-3